EXECUTION

CUSTODY AGREEMENT

by and between each of

AMG FUNDS

AMG FUNDS I

AMG FUNDS II

AMG FUNDS III

ASTON FUNDS

and

THE BANK OF NEW YORK MELLON

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7.2	Payment	14

SECTION 8 – TAXES, REPORTS AND RECORDS		14
8.1	Tax Obligations	14
8.2	Pricing and Other Data	15
8.3	Statements and Reports	16
8.4	Review of Reports	16
8.5	Books and Records	16
8.6	Required Disclosure	16
8.7	Tools	17

SECTION 9 – PROVISIONS REGARDING CUSTODIAN		18
9.1	Standard of Care	18
9.2	Limitation of Duties and Liability	18
9.3	Losses	19
9.4	Gains	19
9.5	Centralized Functions	19
9.6	Force Majeure	19
9.7	Fees	19
9.8	Indemnification	20

SECTION 10 – AMENDMENT; TERMINATION; ASSIGNMENT		20
10.1	Amendment	20
10.2	Termination	20
10.3	Successors and Assigns	20

SECTION 11 – ADDITIONAL PROVISIONS		21
11.1	Non-Custody Assets	21
11.2	Appropriate Action	21
11.3	Governing Law	21
11.4	Representations	21
11.5	USA PATRIOT Act	21
11.6	Non-Fiduciary Status	21
11.7	Notices	22
11.8	Entire Agreement	22
11.9	Necessary Parties	22
11.10	Execution in Counterparts	22
11.11	Captions	22
11.12	Fund and Series Obligations	22
11.13	Role of Officers and Trustees	22
11.14	Confidentiality	22
11.15	Information Security	23

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CUSTODY AGREEMENT

CUSTODY AGREEMENT, dated as of June __, 2016 and effective July 1, 2016 (the “Effective Date”), between each investment company listed on the signature page hereto (each, a “Fund” and collectively, the “Funds”) and THE BANK OF NEW YORK MELLON, a bank organized under the laws of the state of New York (the “Custodian”).

W I T N E S S E T H :

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended, and has a Custody Agreement in place with the Custodian (f/k/a The Bank of New York);

WHEREAS, each Fund and the Custodian desire this Agreement to govern all services as identified herein to be provided by the Custodian to the Funds on and after the Effective Date;

WHEREAS, each Fund and the Custodian desire that on the Effective Date this Agreement supersedes the Custody Agreement between each Fund and the Custodian entered into prior to the Effective Date; and

WHEREAS, each Fund desires to retain the Custodian to provide for the portfolios identified on Schedule I hereto the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

SECTION 1 – CUSTODY ACCOUNTS; INSTRUCTIONS

1.1 Definitions. Whenever used in this Agreement, the following words shall have the meanings set forth below:

“’40 Act” shall have the meaning set forth in Section 1.3.

“Account” or “Accounts” shall have the meaning set forth in Section 1.2.

“Authorized Instructions” shall have the meaning set forth in Section 1.5.

“Authorized Person” shall mean any Person authorized by the Fund to give Oral Instructions or Instructions with respect to one or more Accounts or with respect to foreign exchange, derivative investments or information and transactional web based services provided by the Custodian or a BNY Mellon Affiliate. Authorized Persons shall include Persons authorized by an Authorized Person. Authorized Persons, their signatures and the extent of their authority shall be provided by a Certificate. The Custodian may conclusively rely on the authority of an Authorized Person until it receives Written Instructions to the contrary.

“BNY Mellon Affiliate” shall mean any direct or indirect subsidiary of The Bank of New York Mellon Corporation.

“BNY Mellon Group” shall have the meaning set forth in Section 9.5.

“Book-Entry System” shall mean the United States Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.

“Business Day” shall mean any day on which the Custodian and relevant Depositories are open for business.

“Centralized Functions” shall have the meaning set forth in Section 9.5.

“Certificate” shall mean any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, which is actually received by the Custodian by letter, email attachment or facsimile transmission and signed on behalf of the Fund by two (2) Authorized Persons or persons reasonably believed by the Custodian to be Authorized Persons.

“CIP” shall have the meaning set forth in Section 11.5.

“Country Risk Event” shall mean (a) issues relating to the financial infrastructure of a country, (b) issues relating to a country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) issues relating to a country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations, redenominations or fluctuations or (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

“Customer Related Data” shall have the meaning set forth in Section 9.5.

“Data Providers” shall mean pricing vendors, analytics providers, brokers, dealers, investment managers, Authorized Persons, Subcustodians, Depositories and any other Person providing Market Data to the Custodian.

“Data Terms Website” shall mean http://bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by the Custodian to the Fund.

“Depository” shall mean (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and Exchange Commission identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.

“Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the ’40 Act identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.

“Instructions” shall mean Written Instructions, S.W.I.F.T., on-line communications or other method or system, each as specified by the Custodian as available for use in connection with the services hereunder.

“Losses” shall mean, collectively, losses, costs, expenses, damages, liabilities and claims.

“Market Data” shall mean pricing or other data related to the Securities. Market Data includes but is not limited to security identifiers, valuations, bond ratings, classification data and other data received from investment managers and others.

“Non-Custody Assets” shall have the meaning set forth in Section 11.1.

“Operational Losses” shall have the meaning set forth in Section 2.2.

“Oral Instructions” shall mean instructions expressed in spoken words received by the Custodian. Where the Custodian provides recorded lines for this purpose, such instructions must be given using such lines.

“Person” or “Persons” shall mean any entity or individual.

“Replacement Subcustodian” shall have the meaning set forth in Section 2.2.

“Required Care” shall have the meaning set forth in Section 2.2.

“Securities” shall include, without limitation, any common stock and other equity securities, depository receipts, limited partnership and limited liability company interests, bonds, debentures and other debt securities, notes or other obligations, and any instruments representing rights to receive, purchase or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository, a Foreign Depository or with a Subcustodian or on the books of the issuer), any futures, options and all other derivative instruments and any non-cash distributions with respect thereto that are acceptable to the Custodian.

“Series” shall mean the various portfolios, if any, of the Fund listed on Schedule I hereto, and if none are listed references to Series shall be references to the Fund.

“Shares” shall have the meaning set forth in Section 6.1.

“Special Account” shall have the meaning set forth in Section 1.2.

“Subcustodian” shall mean a bank or trust institution (other than a Foreign Depository) located outside the United States that is regulated as such by the country’s government or an agency of a country’s government and which is utilized by the Custodian or by a BNY Mellon Affiliate in connection with the purchase, sale or custody of Securities or cash hereunder and is identified to the Fund from time to time, and their respective successors and assigns.

“Tax Obligations” shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Written Instructions” shall mean written communications, including a Certificate, received by the Custodian by overnight delivery, postal services, email attachment or facsimile transmission.

1.2 Establishment of Account. (a) Each Fund hereby appoints the Custodian as the custodian of all Securities and cash at any time delivered to the Custodian by such Fund to be held under this Agreement. The Custodian hereby accepts such appointment and agrees to establish and maintain one or more custody accounts for each Series in which the Custodian will hold Securities and cash for the receipt, safekeeping, and maintenance of all Securities and cash delivered to Custodian by, or otherwise coming into the possession or control of the Custodian from, or for the account or benefit of, the Fund. Such accounts (each, an “Account,” and collectively, the “Accounts”) shall be in the name of the Fund.

(b) The Custodian may from time to time establish on its books and records such sub-accounts within each Account as the Fund and the Custodian may agree upon (each a “Special Account”), and the Custodian shall reflect therein such assets as the Fund may specify in Instructions.

(c) The Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, future commission merchant or other third party identified in Instructions such accounts on such terms and conditions as the Fund and the Custodian shall agree, and the Custodian shall transfer to such account such Securities and cash as the Fund may specify in Instructions.

1.3 Representations and Warranties.

(a) Each Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each giving of Oral Instructions or Instructions by the Fund, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by the Fund, has been approved by a resolution of its board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)), and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(iii) It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(iv) It will not use the services provided by the Custodian hereunder in any manner that is, or will result in, a material violation of any law, rule or regulation applicable to the Fund;

(v) Its board or its foreign custody manager, as defined in Rule 17f-5 under the Investment Company Act of 1940, as amended (the “‘40 Act”), has determined that use of each Subcustodian (including any Replacement Subcustodian) which the Custodian is authorized to utilize in accordance with this Agreement satisfies the applicable requirements of the ‘40 Act and Rule 17f-5 thereunder;

(vi) The Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the ‘40 Act;

(vii) It is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions to the Custodian, shall safeguard and treat with reasonable care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by it, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances and acknowledges and agrees that Instructions need not be reviewed by the Custodian and may be acted upon as given;

(viii) It shall manage its borrowings, including, without limitation, any advance or overdraft (including any day-light overdraft) in the Accounts, so that the aggregate of its total borrowings for each Series does not exceed the amount such Series is permitted to borrow under the ‘40 Act;

(ix) Its transmission or giving of, and the Custodian acting upon and in reliance on, Instructions or Oral Instructions pursuant to this Agreement shall at all times comply in all material respects with the ‘40 Act;

(x) It shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to ensure that each disbursement is for a proper purpose; and

(xi) It has the right to make the pledge and grant the security interest and security entitlement to the Custodian contained in Section 5 hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as the Custodian may reasonably require to assure such priority.

(b) The Custodian hereby represents and warrants to the Fund that (i) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (ii) it has the requisite power and authority under applicable law and its governing documents to enter into and perform this Agreement; (iii) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (iv) this Agreement is the valid and binding obligation of the Custodian enforceable against the Custodian in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and (v) its entering into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Custodian or any law or regulation applicable to it.

1.4 Distributions. The Custodian shall make distributions or transfers out of an Account pursuant to Instructions. In making payments to service providers pursuant to Instructions, the Fund acknowledges that the Custodian is acting in an administrative or in a ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

1.5 Authorized Instructions. The Custodian shall be entitled to rely upon any Oral Instructions or Instructions actually received by the Custodian and reasonably believed by the Custodian to be from an Authorized Person (“Authorized Instructions”). Notwithstanding any other provision included in this Agreement, Written Instructions relating to the disbursement of cash of the Fund other than in connection with the purchase, sale or settlement of Securities, shall be in the form of a Certificate. The Fund agrees that an Authorized Person shall forward to the Custodian Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to the Custodian. The Fund agrees that the fact Instructions confirming Oral Instructions are not received or that contrary Instructions are received by the Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by the Custodian.

1.6 Authentication. If the Custodian receives Instructions that appear on their face to have been transmitted by an Authorized Person via (i) facsimile or other electronic method that is not secure or (ii) secure electronic transmission containing applicable authorization codes, passwords or authentication keys, the Fund understands and agrees that the Custodian cannot determine the identity of the actual sender of such Instructions and that the Custodian shall be entitled to conclusively presume that such Instructions have been sent by an Authorized Person. The Fund shall be responsible for ensuring that only Authorized Persons transmit Instructions to the Custodian and that all Authorized Persons safeguard and treat with extreme care applicable user and authorization codes, passwords and authentication keys.

1.7 On-Line Systems. If an Authorized Person elects to transmit Instructions through an on-line communication system offered by the Custodian, the use thereof shall be subject to any terms and conditions contained in a separate written agreement. If the Fund or an Authorized Person elects, with the Custodian’s prior consent, to transmit Instructions through an on-line communications service owned or operated by a third party, the Fund agrees that the Custodian shall not be responsible or liable for the reliability or availability of any such service.

SECTION 2 – CUSTODY SERVICES

2.1 General Responsibility. The Custodian shall serve as custodian for the Securities and cash held pursuant to this Agreement with general responsibility for the safekeeping of such Securities and cash and the prompt execution of Oral Instructions and/or Written Instructions, as

applicable, respecting the investment, reinvestment and disposition of such Securities and cash. With respect to all Securities and cash, the responsibilities of the Custodian hereunder as the Custodian or of a Subcustodian as the Subcustodian for the safekeeping of such Securities and cash shall be effective as of the date such Securities and cash are delivered to the Custodian or Subcustodian (or credited to the Custodian through a Depository or otherwise comes into the direct or indirect possession or control of the Custodian or the Subcustodian). Beneficial ownership of the Securities and cash shall be freely transferable without the payment of money or value other than for safe custody or administration. The Custodian shall receive, hold, release, deliver and otherwise act in respect of Securities and cash only in accordance with and subject to the terms and conditions of this Agreement, which shall include, for the avoidance of doubt, any written agreement as contemplated by Section 1.2(c) above.

2.2 Holding Securities. (a) Subject to the terms hereof, the Custodian shall hold any Securities in registered form in the Fund’s name where applicable, in the Custodian’s or a nominee’s name of the Custodian. Securities and cash held for the Fund hereunder shall be segregated on the Custodian’s books and records from the Custodian’s own property and the property of any other client, and no such clients shall have access to the property of the Fund. The Custodian shall be entitled to utilize, subject to subsection (d) of this Section 2.2, Subcustodians, Depositories, and subject to subsection (e) of this Section 2.2, Foreign Depositories in connection with its performance hereunder. The Custodian shall provide the Fund with at least 15 Business Days’ advance written notice of its intent to change the Subcustodian in a particular market. Securities and cash held through a Subcustodian shall be held subject to the terms and conditions of the Custodian’s or a BNY Mellon Affiliate’s agreements with such Subcustodian. Securities and cash deposited by the Custodian in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity. Subcustodians may be authorized to hold Securities in Depositories or Foreign Depositories in which such Subcustodian participates. Unless otherwise required by local law or practice or a particular subcustodian agreement, Securities deposited with Subcustodians, Depositories or Foreign Depositories will be held in a commingled account in the name of the Custodian or a BNY Mellon Affiliate for the Funds. The Custodian shall identify on its books and records the Securities and cash belonging to the Fund, whether held directly or indirectly through Subcustodians, Depositories or Foreign Depositories. The Custodian shall, directly or indirectly through Subcustodians, Depositories or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration or where such Securities are acquired. The Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (a “Replacement Subcustodian”). In the event the Custodian selects a Replacement Subcustodian, the Custodian shall not utilize such Replacement Subcustodian until after the Fund’s board or foreign custody manager has determined that utilization of such Replacement Subcustodian satisfies the requirements of the ‘40 Act and Rule 17f-5 thereunder.

(b) The Custodian shall exercise reasonable care in the selection or retention, monitoring and continued use of a Subcustodian in light of prevailing rules, terms, regulatory and legal status of a Subcustodian and the practices and procedures in the relevant market (“Required Care”). The Custodian shall be liable for repayment to the Fund of cash credited to an Account and cash credited to the Fund’s or the Custodian’s cash account at a Subcustodian that the Custodian is not able to recover from the Subcustodian (other than as a result of a Country Risk Event). With respect to any Losses incurred by the Fund as a result of an act or the failure to act by any Subcustodian (“Operational Losses”), the Custodian shall be liable for: (i) Operational Losses with respect to Securities or cash held by the Custodian with or through a BNY Mellon Affiliate to the extent the Custodian would be liable under this Agreement if the applicable act or failure to act was that of the Custodian; and (ii) Operational Losses with respect to Securities or cash held by the Custodian with or through a Subcustodian (other than a BNY Mellon Affiliate) to the extent that such Operational Losses were directly caused by failure on the part of the Custodian to exercise Required Care or the Custodian’s own negligence, fraud, bad faith, or recklessness or willful misconduct in the performance of its obligations; provided that in no event shall the Custodian have any liability for Operational Losses arising out of or relating to a Country Risk Event. The Custodian shall take appropriate action to recover such Operational Losses from the applicable Subcustodian. With respect to all other Operational Losses not covered by clauses (i) and (ii) (including the proviso) above, the Custodian’s sole liability shall be limited to amounts recovered from such Subcustodian (exclusive of costs and expenses incurred by the Custodian).

(c) Unless the Custodian has received Instructions to the contrary, the Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of the Fund by such Subcustodian and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

(d) With respect to each Depository, the Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (ii) will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of the Custodian.

(e) With respect to each Foreign Depository, the Custodian shall exercise reasonable care, prudence and diligence (i) to provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by the Custodian, and shall not include any evaluation of Country Risk Events.

2.3 Depositories. The Custodian shall have no liability whatsoever for the action or inaction of a Depository or a Foreign Depository or for any Losses resulting from the maintenance of assets with a Depository or a Foreign Depository, except to the extent such liability arises from the negligence, bad faith, fraud, recklessness or willful misconduct of the Custodian. Notwithstanding the foregoing sentence, the Custodian shall be liable for repayment to the Fund of cash credited to the Fund’s, the Custodian’s or a Subcustodian’s account at a Depository or a Foreign Depository that the Custodian is not able to recover from the Depository or Foreign Depository (other than as a result of a Country Risk Event).

2.4 Agents. The Custodian may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it reasonably deems appropriate to perform its services hereunder. Except as otherwise provided herein, no such appointment shall discharge the Custodian from any of its obligations hereunder.

2.5 Custodian Actions without Direction. With respect to Securities held hereunder, the Custodian shall:

a. Receive all eligible income and other payments due to the Accounts;

b. Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

c. Facilitate access by the Fund or its designee to ballots or online systems to assist in the voting of proxies received by the Custodian in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters);

d. Forward promptly to the Fund or its designee all relevant information (or summaries of information) that the Custodian receives in its capacity as custodian from Depositories or Subcustodians concerning Securities or cash in the Accounts (excluding bankruptcy matters);

e. Forward to the Fund or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by the Custodian in its capacity as custodian. No further action or notification related to the bankruptcy case shall be required;

f. Endorse for collection checks, drafts or other negotiable instruments; and

g. Execute and deliver, solely in its custodial capacity on behalf of the Fund, certificates, documents or instruments incidental to the Custodian’s performance under this Agreement.

2.6 Custodian Actions with Direction. The Custodian shall take the following actions in the administration of the Accounts only pursuant to Authorized Instructions:

a. Settle purchases and sales of Securities and process other transactions, including free receipts and deliveries to a broker, dealer, future commission merchant or other third party specified in Instructions;

b. Take actions necessary to settle transactions in connection with futures or options contracts, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments; and

c. Deliver Securities and cash in an Account if an Authorized Person advises the Custodian that the Fund has entered into a separate securities lending agreement, provided that the Fund executes such agreements as the Custodian may require in connection with such arrangements.

2.7 Foreign Exchange Transactions. (a) For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide the Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in United States dollars to purchase the necessary foreign currency or (ii) sufficient applicable foreign currency, to settle the transaction. The Custodian shall provide the Fund with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by the Custodian from Subcustodians, Depositories and Foreign Depositories. Such funds shall be in United States dollars or such other currency as the Fund may specify to the Custodian.

(b) Any foreign exchange transaction effected by the Custodian in connection with this Agreement may be entered with the Custodian or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. The Fund may issue standing Instructions with respect to foreign exchange transactions, but the Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Fund and such rules and limitations shall be provided to the Fund in advance.

SECTION 3 – CORPORATE ACTIONS AND OTHER SERVICES

3.1 Custodian Notification. The Custodian shall notify the Fund or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that the Custodian in its capacity as custodian has actually received notice of such right or discretionary corporate action from the relevant Subcustodian or Depository. Without actual receipt of such notice by the Custodian in its capacity as custodian the Custodian shall have no liability for failing to so notify the Fund absent negligence, fraud, bad faith, recklessness or willful misconduct of the Custodian .

3.2 Direction. Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken by reason of the Fund’s ownership of Securities, the Fund or its designee shall be responsible for making any decisions relating thereto and for directing the Custodian to act. In order for the Custodian to act, it must receive Instructions using the Custodian generated form or clearly marked as instructions for the decision at the Custodian’s offices addressed as the Custodian may from time to time request in writing, by such reasonable time as the Custodian shall advise the Fund or its designee in advance. If the Custodian does not receive such Instructions by such deadline, the Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities.

3.3 Voting Rights. All voting rights with respect to Securities, however registered, shall be exercised by the Fund or its designee. The Custodian will make available to the Fund proxy voting services upon the request of, and for the jurisdictions selected by, the Fund in accordance with terms and conditions to be mutually agreed upon by the Custodian and the Fund.

3.4 Partial Redemptions, Payments, Etc. The Custodian shall promptly advise the Fund or its designee upon its notification in its capacity as custodian of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If the Custodian or any Subcustodian, Depository or Foreign Depository holds any Securities affected by one of the events described, the Custodian, Subcustodian, Depository or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

3.5 Global Class Actions Services – Aston Funds Only.

(i) Custodian shall provide the Global Class Actions Services in accordance with the Global Class Actions Terms and Conditions, as such Terms and Conditions may be amended and provided to the Fund from time to time, subject in any event to the terms and conditions set forth in the Agreement.

(ii) In the event of a conflict between the terms of the Global Class Actions Terms and Conditions and the Agreement, the Agreement shall control.

(iii) Notwithstanding anything to the contrary set forth in the Global Class Actions Terms and Conditions, settlement information will be generated based solely on historic transaction and position information relating to securities custodied with Custodian and recorded electronically within Custodian’s custody records and the records of Custodian’s predecessor, PFPC Trust Company.

(iv) In no event will Custodian be responsible for any damages in connection with its provision of the Global Class Actions Services that exceed the fees actually received by Custodian from the Fund in the most recent twelve-month period with respect to such services.

SECTION 4 – SETTLEMENT OF TRADES

4.1 Payments. Promptly after each purchase or sale of Securities by the Fund, an Authorized Person shall deliver to the Custodian Instructions specifying all information necessary for the Custodian to settle such purchase or sale. For the purpose of settling purchases of Securities, the Fund shall provide the Custodian with sufficient immediately available funds for all such transactions by such time and date as conditions in the relevant market dictate.

4.2 Contractual Settlement and Income. The Custodian may, as a matter of bookkeeping convenience, credit an Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until the Custodian’s actual receipt of final payment and may be reversed by the Custodian to the extent that final payment is not received. Payment with respect to a transaction will not be “final” until the Custodian shall have received immediately available funds that under applicable local law, rule and practice are irreversible and not subject to any security interest, levy or other encumbrance, and that are specifically applicable to such transaction.

4.3 Trade Settlement. Transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. The Fund understands that when the Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously. The Fund assumes full responsibility for all risks involved in connection with the Custodian’s delivery of Securities pursuant to Authorized Instructions in accordance with local market practice. The Custodian shall have no responsibility for non-receipt of payment or late payment, or non-delivery of Securities or late delivery of Securities, except to the extent Custodian is negligent, acting in bad faith, or engaging in willful misconduct or fraud, or does not follow current market practice.

SECTION 5 – DEPOSITS AND ADVANCES

5.1 Deposits. The Custodian may hold cash in Accounts or may arrange to have cash held by a BNY Mellon Affiliate or Subcustodian, or with a Depository or Foreign Depository. Where cash is on deposit with the Custodian, a Subcustodian or a BNY Mellon Affiliate, it will be subject to the terms of this Agreement and such deposit terms and conditions as may be issued by the Custodian or a BNY Mellon Affiliate or Subcustodian, to the extent applicable, from time to time, including rates of interest and deposit account access.

5.2 Sweep and Float. Cash may be swept as directed by the Fund or its investment adviser to investment vehicles offered by the Custodian or to other investment vehicles. Cash may be uninvested when it is received or reconciled to an Account after the deadline to be swept into a target vehicle, or when held for short periods of time related to transaction settlements. The Fund acknowledges that, as part of the Custodian’s compensation, the Custodian will earn interest on cash balances held by the Custodian, including disbursement balances and balances arising from purchase and sale transactions, as provided in the Custodian’s indirect compensation disclosures.

5.3 Overdrafts and Indebtedness. If the Custodian, in its sole discretion, advances funds in any currency hereunder or an overdraft occurs in an Account (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or if the Fund is for any other reason indebted to the Custodian, the Fund agrees to repay the Custodian promptly following written notice from the Custodian to the Fund of the amount of the advance, overdraft or indebtedness, plus accrued interest at a rate then charged by the Custodian to its institutional custody clients in the relevant currency.

5.4 Securing Repayment. In order to secure repayment of the Fund’s obligations to the Custodian, the Fund hereby pledges and grants to the Custodian and agrees the Custodian shall have to the maximum extent permitted by law, a continuing first lien and security interest in, and right of setoff against all of the Fund’s right, title and interest in and to all Accounts in the Fund’s name and the Securities, cash and other property now or hereafter held in such Accounts (including proceeds thereof). The Fund represents, warrants and covenants that it owns the Securities in the Accounts free and clear of all liens, claims and security interests (except for those granted herein or those granted by statutes), and that the first lien and security interest granted herein shall be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any other party (other than specific liens granted preferred status by statute). The Fund shall take any additional steps required to perfect and maintain the priority of the Custodian’s first lien and security interest, including notifying third parties or obtaining their consent. The Custodian shall be entitled to collect from the Accounts sufficient cash for reimbursement, and if such cash is insufficient, to sell the Securities in the Accounts to the extent necessary to obtain reimbursement. Custodian agrees that it shall not realize its interest in any such property without providing the Fund with reasonable advance notice to promptly designate readily marketable securities to be sold by the Custodian to discharge the Fund’s obligation. In this regard, the Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules and regulations as then in effect.

5.5 Setoff. The Custodian has the right to debit any cash in the Accounts for any amount payable by the Fund in connection with any and all obligations of the Fund to the Custodian relating to or arising under this Agreement. In addition to the rights of the Custodian under applicable law and other agreements, at any time when the Fund shall not have honored any and all of its obligations to the Custodian, the Custodian shall have the right without notice to the Fund to retain or set-off against such obligations of the Fund any cash the Custodian or a BNY Mellon Affiliate may directly or indirectly hold for the Fund, and any obligations (whether or not matured) that the Custodian or a BNY Mellon Affiliate may have to the Fund in any currency. Any such asset of, or obligation to, the Fund may be transferred to the Custodian and any BNY Mellon Affiliate in order to effect the above rights.

5.6 Bank Borrowings. If the Fund borrows money from any bank (including the Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by the Custodian hereunder as collateral for such borrowings, the Fund shall deliver to the Custodian Instructions specifying with respect to each such borrowing: (a) the Series to which such borrowing relates, (b) the name of the bank, (c) the amount of the borrowing, (d) the time and date, if known, on which the loan is to be entered into, (e) the total amount payable to the Fund on the borrowing date, (f) the Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities and (g) a statement specifying whether such loan is for investment purposes or for temporary or emergency purposes and that such loan is in conformance with the ‘40 Act and the Fund’s prospectus. The Custodian shall deliver on the borrowing date specified in Instructions the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Instructions. The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. The Custodian shall deliver such Securities as additional collateral as may be specified in Instructions to collateralize further any transaction described in this Section 5.6. The Fund shall cause all Securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Fund fails to specify in Instructions the Series, the name of the issuer of the Securities to be delivered as collateral by the Custodian, or the title and number of shares or the principal amount of any particular Securities to be delivered as collateral by the Custodian, the Custodian shall not be under any obligation to deliver any Securities.

SECTION 6 – SALE AND REDEMPTION OF SHARES

6.1 Sale of Shares. Whenever the Fund shall sell any shares issued by the Fund (“Shares”) it, or its agent, shall deliver to the Custodian Instructions specifying the amount of cash and/or Securities to be received by the Custodian for the sale of such Shares and specifically allocated to an Account for such Series. Upon receipt of such cash, the Custodian shall credit such cash to an Account in the name of the Series for which such cash was received.

6.2 Redemption of Shares. Except as provided hereinafter, whenever the Fund desires the Custodian to make payment out of the cash held by the Custodian hereunder in connection with a redemption of any Shares, it shall furnish to the Custodian Instructions specifying the total amount to be paid for such Shares. The Custodian shall make payment of such total amount to the transfer agent specified in such Instructions out of the cash held in an Account of the appropriate Series.

6.3 Check Redemptions. Notwithstanding the above provisions regarding the redemption of any Shares, whenever any Shares are redeemed pursuant to any check redemption privilege which may from time to time be offered by the Fund, the Custodian, unless otherwise instructed by Instructions, shall, upon presentment of such check, charge the amount thereof against the cash held in the Account of the Series of the Shares being redeemed, provided, that if the Fund or its agent timely advises the Custodian that such check is not to be honored, the Custodian shall return such check unpaid.

SECTION 7 – PAYMENT OF DIVIDENDS AND DISTRIBUTIONS

7.1 Determination to Pay. Whenever the Fund shall determine to pay a dividend or distribution on Shares it shall furnish to the Custodian Instructions setting forth with respect to the Series specified therein the date of the declaration of such dividend or distribution, the total amount payable and the payment date.

7.2 Payment. Upon the payment date specified in such Instructions, the Custodian shall pay out of the cash held for the account of such Series the total amount payable to the dividend agent of the Fund specified therein.

SECTION 8 – TAXES, REPORTS AND RECORDS

8.1 Tax Obligations. The Fund shall be liable for all taxes, assessments, duties and other governmental charges, including interest and penalties, with respect to any cash and Securities held on behalf of the Fund and any transaction related thereto. To the extent that the Custodian has received relevant and necessary information with respect to an Account, the Custodian shall perform the following services with respect to Tax Obligations:

a. The Custodian shall, upon receipt of sufficient information, file claims for exemptions or refunds with respect to withheld foreign (non-United States) taxes in instances in which such claims are appropriate;

b. The Custodian shall withhold appropriate amounts, as required by United States tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Instructions;

c. The Custodian shall provide to the Fund such information received by the Custodian (in its capacity as custodian) that could, in the Custodian’s reasonable belief, assist the Fund or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian; and

d. Upon the mutual agreement of the parties, the Custodian shall take actions reasonably requested by the Fund to assist in securing available relief from taxation (including, without limitation, the refund of any tax or levy paid or withheld or the obtaining of any available tax credit or other benefit) and other privileges and benefits with respect to the Securities. The Custodian shall be entitled to reimbursement for reasonable expenses incurred by Custodian in taking such requested actions.

8.2 Pricing and Other Data. In providing Market Data related to the Accounts in connection with this Agreement, the Custodian is authorized to use Data Providers reasonably believed by the Custodian to be a reliable source for the Market Data provided. The Custodian shall provide the Fund with a list of all pricing vendors utilized hereunder upon the Fund’s reasonable request . The Custodian may follow Authorized Instructions in providing pricing or other Market Data, even if such instructions direct the Custodian to override its usual procedures and Market Data sources. The Custodian shall be entitled to rely without inquiry on all Market Data (and all Authorized Instructions related to Market Data) provided to it, and the Custodian shall not be liable for any Losses incurred as a result of errors or omissions with respect to any Market Data utilized by the Custodian or the Fund hereunder. The Fund acknowledges that certain pricing or valuation information may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may be material. The Custodian shall not be required to inquire into the pricing of any Securities or other assets even though the Custodian may receive different prices for the same Securities or assets. Notwithstanding the foregoing, the Custodian’s affiliated fund accounting team shall provide a high-level check on the reliability of the pricing information received from securities pricing vendors by performing tolerance verification steps as may be mutually agreed upon in writing from time to time between the Fund and such fund accounting team. The Custodian or its affiliated fund accounting team shall promptly notify the Fund of any pricing issues identified by such tolerance verification steps and cooperate with the Fund to reconcile such issues. Market Data may be the intellectual property of the Data Providers, which may impose additional terms and conditions upon the Fund’s use of the Market Data. The additional terms and conditions can be found in the Data Terms Website. The Fund agrees to those terms as they are posted in the Data Terms Website from time to time. Certain Data Providers may not permit the Fund’s directed price to be used. Performance measurement and analytic services may use different data sources than those used by the Custodian to provide Market Data for an Account, with the result that different prices and other Market Data may apply.

8.3 Statements and Reports. The Custodian shall make available to the Fund a monthly report(or report for such other time period as the parties may mutually agree from time to time) of all transfers to or from the Accounts and a statement of all holdings in the Accounts as of the last Business Day of each month (or as of such other date as the parties may mutually agree from time to time). The Fund may elect to receive certain information electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, the Fund acknowledges that such transmissions are not encrypted and therefore are not secure. The Fund further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that the Custodian shall not be responsible for any Losses suffered or incurred by the Fund or any person claiming by or through the Fund as a result of the use of such methods, except to the extent such Losses arise from the negligence, bad faith, fraud, recklessness or willful misconduct of the Custodian.

8.4 Review of Reports. If, within one hundred and eighty (180) days after the Custodian makes available to the Fund a statement with respect to the Accounts, the Fund has not given the Custodian written notice of any exception or objection thereto, the statement shall be deemed to have been approved.

8.5 Books and Records. The books and records pertaining to the Fund which are in possession of the Custodian shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the ‘40 Act and the rules thereunder. The Fund, or its authorized representatives, shall have access to such books and records during the Custodian’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Custodian to the Fund or its authorized representative. Upon the reasonable request of the Fund, the Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by the Custodian on a computer disc, or are similarly maintained.

8.6 Required Disclosure. With respect to Securities issued in the United States, the Shareholder Communications Act of 1985 (the “Act”) requires the Custodian to disclose to issuers, upon their request, the name, address and securities position of the Custodian’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. The Fund represents that it is the beneficial owner of the Securities. As beneficial owner it has designated below whether it objects to the disclosure of its name, address and securities position to any United States issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Fund.

With respect to Securities issued outside the United States, the Custodian shall disclose information required by law, regulation or organizational documents of an issuer. The Custodian is also authorized to supply any information regarding the Accounts that is required or requested by governmental or regulatory authorities or by any law, regulation or rules now or hereafter in effect. To the extent it is not otherwise prohibited and if the facts and circumstances do not otherwise make it impossible or impracticable, the Custodian shall notify the Fund in writing prior to the disclosure or supplying of such information. The Fund agrees to supply the Custodian with any required information if it is not otherwise reasonably available to the Custodian.

Pursuant to this Section 8.6, as Beneficial Owner:

[     ] The Fund OBJECTS to disclosure

[     ] The Fund DOES NOT OBJECT to disclosure

IF NO BOX IS CHECKED, THE CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM THE FUND.]

8.7 Tools. From time to time the Custodian may make available to the Fund or its agent(s) certain computer programs, products, services, reports or information (including, without limitation, information obtained by the Custodian from third parties and information reflecting the Custodian’s input, evaluation and interpretation) (collectively, “Tools”). Tools may allow the Fund or its agent(s) to perform certain analytic, accounting, compliance, reconciliation and other functions with respect to an Account. By way of example, Tools may assist the Fund or its agent(s) in analyzing the performance of investment advisers appointed by the Fund, determining on a post-trade basis whether transactions for an Account comply with the Fund’s investment guidelines, evaluating assets at risk and performing account reconciliations. Tools, as well as practices and processes developed by or for the Custodian in connection with the services provided to the Fund, (1) may be used only for the Fund’s internal purposes, and may not be resold, redistributed or otherwise made available to third parties and (2) are the sole and exclusive property of the Custodian (and its suppliers if applicable). The Fund may not reverse engineer or decompile any computer programs provided by the Custodian comprising, or provided as a part of, any Tools. Information supplied by third parties may be incorrect or incomplete, and any information, reports, analytics or other services supplied by the Custodian that rely on information from third parties may also be incorrect or incomplete. All Tools are provided “AS IS”, whether or not they are modified to meet specific needs of the Fund and regardless of whether the Custodian is compensated by the Fund for providing such Tools. THE CUSTODIAN DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOOLS, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, THE CUSTODIAN AND ITS SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOSS, COST, EXPENSE, DAMAGE, LIABILITY OR CLAIM SUFFERED OR INCURRED BY THE FUND, ITS AGENT(S) OR ANY OTHER PERSON AS A RESULT OF USE OF, INABILITY TO USE OR RELIANCE UPON ANY TOOLS. NOTWITHSTANDING THE FOREGOING, THE CUSTODIAN SHALL USE COMMERCIALLY REASONABLE EFFORTS FOR A SIMILAR SERVICE PROVIDER TO RESTORE THE FUND’S ACCESS TO A TOOL FOLLOWING AN INTERRUPTION EXPERIENCED BY THE FUND IN ITS USE OF ANY TOOLS.

SECTION 9 – PROVISIONS REGARDING THE CUSTODIAN

9.1 Standard of Care. In performing its duties under this Agreement, the Custodian shall exercise the standard of care and diligence that a professional custodian would observe in these affairs.

9.2 Limitation of Duties and Liability. Notwithstanding anything contained elsewhere in this Agreement, the Custodian’s liability hereunder is limited as follows:

a. The duties of the Custodian shall only be those specifically undertaken pursuant to this Agreement and shall be subject to such other limits on liability as are set out herein;

b. The Custodian shall not be liable for any Losses incurred by or claimed against the Fund except to the extent that such Losses arise out of the Custodian’s negligence, fraud, bad faith, or recklessness or willful misconduct in the performance of its obligations;

c. The Custodian shall not be responsible for the title, validity or genuineness of any Securities or evidence of title thereto received by it or delivered by it pursuant to this Agreement or for Securities held hereunder being freely transferable or deliverable without encumbrance in any relevant market;

d. The Custodian shall not be responsible for the failure to receive payment of, or the late payment of, income or other payments due to an Account;

e. The Custodian shall have no duty to take any action to collect any amount payable on Securities in default or if payment is refused after due demand and presentment;

f. The Custodian may, with respect to questions of law specifically regarding the Fund, obtain the advice of Fund counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice;

g. The Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account and shall have no liability with respect to the Fund’s or an Authorized Person’s decision to invest in Securities or to hold cash in any currency;

h. The Custodian shall have no responsibility if the rules or procedures imposed by Depositories or Foreign Depositories, exchange controls, asset freezes or other laws, rules, regulations or orders at any time prohibit or impose burdens or costs on the transfer of Securities or cash to, by or for the account of the Fund; and

i. The Custodian shall have no liability for any Losses arising from the insolvency of any Person, including but not limited to a Subcustodian, Depository, Foreign Depository, broker, bank or counterparty to the settlement of a transaction or a foreign exchange transaction, except as provided in Section 2.2(b) and Section 2.3.

9.3 Losses. Under no circumstances shall either party to this Agreement be liable to the other party or any third party for indirect, consequential or special damages, or lost profits or loss of business, arising in connection with this Agreement, even if such party has been advised of the possibility of such damages.

9.4 Gains. Where an error or omission has occurred under this Agreement, the Custodian may take such remedial action as it considers appropriate under the circumstances and, provided that the Fund is put in the same or equivalent position as it would have been in if the error or omission had not occurred, any favorable consequences of the Custodian’s remedial action shall be reported to the Fund for its determination of the application of any benefit received as a result of the Custodian taking such action.

9.5 Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes the Custodian to disclose information regarding the Fund and the Accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Custodian may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. Custodian hereby accepts responsibility for the acts and omissions of the BNY Mellon Group and its third party service providers as if such acts or omissions were the Custodian’s as the same are governed by this Agreement and subject to the same standards of conduct as provided herein. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Fund. The Fund confirms that it is authorized to consent to the foregoing.

9.6 Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be responsible or liable for any failure to perform under this Agreement or for any Losses to any Account resulting from any event beyond the reasonable control of the Custodian.

9.7 Fees. The Fund shall pay to the Custodian the fees and charges as may be specifically agreed upon in writing from time to time. The Fund shall also reimburse the Custodian for reasonable out-of-pocket expenses that are a normal incident of the services provided hereunder, provided the Custodian shall provide the Fund with supporting documentation of any such expenses that the Fund considers material and/or unusual. Items identified as out-of-pocket expenses will be a direct pass through of the expense unless otherwise disclosed by Custodian.

9.8 Indemnification. The Fund shall indemnify and hold harmless the Custodian from and against all Losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by the Fund, relating to or arising out of the performance of the Custodian’s obligations under this Agreement, except to the extent resulting from the Custodian’s negligence, fraud, bad faith, recklessness or willful misconduct. This provision shall survive the termination of this Agreement.

SECTION 10 – AMENDMENT; TERMINATION; ASSIGNMENT

10.1 Amendment. This Agreement may be amended only by written agreement between the Fund and the Custodian.

10.2 Termination. Either party may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of such notice; provided, however, that the Fund may terminate this Agreement immediately and without any prior notice to the Custodian in the event of any bankruptcy, insolvency or other reorganization relating to the Custodian or if any receiver is appointed for all or substantially all of the Custodian’s assets or upon the happening of any like event, and provided further that any termination by a Fund shall only be a termination of this Agreement with respect to that Fund. Upon termination hereof, the Fund shall pay to the Custodian such compensation as may be due to the Custodian, and shall likewise reimburse the Custodian for other amounts payable or reimbursable to the Custodian hereunder. The Custodian shall follow such reasonable Instructions concerning the transfer of custody of records, Securities and other items as the Fund shall give; provided that (a) the Custodian shall have no liability for shipping and insurance costs associated therewith and (b) full payment shall have been made to the Custodian of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Securities or cash remain in any Account after termination, the Custodian may deliver to the Fund such Securities and cash. Provisions authorizing the disclosure of information shall survive termination of this Agreement. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

10.3 Successors and Assigns. Neither the Fund nor the Custodian may assign this Agreement without the prior written consent of the other party, except that the Custodian may assign this Agreement to any BNY Mellon Affiliate without the need for such consent provided that the Custodian gives the Fund at least thirty (30) days prior written notice of such assignment and such assignment does not impair the provision of services under this Agreement in any material respect and the assignee agrees to be bound by all terms of this Agreement in place of the Custodian. Any entity that shall by merger, consolidation, purchase or otherwise succeed to substantially all the institutional custody business of the Custodian shall, upon such succession and without any appointment or other action by the Fund, be and become successor custodian hereunder provided that such succession does not impair the provision of services under this Agreement in any material respect and the successor custodian agrees to be bound by all terms of this Agreement in place of the Custodian. The Custodian agrees to provide thirty (30) days’ prior written notice of such successor custodian to the Fund. This Agreement shall be binding upon, and inure to the benefit of, the Fund and the Custodian and their respective successors and permitted assigns.

SECTION 11 – ADDITIONAL PROVISIONS

11.1 Non-Custody Assets. As an accommodation to the Fund, the Custodian may provide consolidated recordkeeping services pursuant to which the Custodian reflects on statements securities and other assets not held by, or under the control of, the Custodian (“Non-Custody Assets”). Non-Custody Assets shall be designated on the Custodian’s books as “shares not held” or by other similar characterization. The Fund acknowledges and agrees that it shall have no security entitlement against the Custodian with respect to Non-Custody Assets, that the Custodian shall rely, without independent verification, on information provided by the Fund, its designee or the entity having custody regarding Non-Custody Assets (including but not limited to positions and market valuations), and that the Custodian shall have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on the Custodian’s books or set forth on account statements concerning Non-Custody Assets.

11.2 Appropriate Action. The Custodian is hereby authorized and empowered, in its sole discretion, to take any action with respect to an Account that it deems reasonably necessary or appropriate in carrying out the purposes of this Agreement.

11.3 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the state of New York without regard to its conflicts of law provisions. The parties consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute hereunder. The Fund irrevocably waives any objection it may now or hereafter have to venue in such court and any claim that a proceeding brought in such court has been brought in an inconvenient forum. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement. The parties agree that the establishment and maintenance of the Accounts, and all interests, duties and obligations with respect thereto, shall be governed by the laws of the state of New York.

11.4 Reserved.

11.5 USA PATRIOT Act. The Fund hereby acknowledges that the Custodian is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Custodian must obtain, verify and record information that allows the Custodian to identify the Fund. Accordingly, prior to opening an Account hereunder, the Custodian will ask the Fund to provide certain information including, but not limited to, the Fund’s name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Fund’s identity, such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information. The Fund agrees that the Custodian cannot open an Account hereunder unless and until the Custodian verifies the Fund’s identity in accordance with the Custodian’s CIP.

11.6 Non-Fiduciary Status. The Fund hereby acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder.

11.7 Notices. Notices shall be in writing and shall be addressed to the Custodian or the Fund at the address set forth on the signature page or such other address as either party may designate in writing to the other party. All notices shall be effective upon receipt.

11.8 Entire Agreement. This Agreement and any related fee agreement constitute the entire agreement with respect to the matters dealt with herein, and supersede all previous agreements, whether oral or written, and documents with respect to such matters.

11.9 Necessary Parties. All of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the Fund and the Custodian, and there are no other parties who are intended to be benefited by this Agreement.

11.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.

11.11 Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

11.12 Fund and Series Obligations. The rights and obligations of or arising out of this Agreement relating to a Fund or Series are not binding on any other Fund or Series but are binding only upon the assets or property of such Fund or such Series.

11.13 Role of Officers and Trustees. A copy of the declaration of trust or certificate of formation of each Fund is on file with the Secretary of The Commonwealth of Massachusetts or the Secretary of State of the State of Delaware, as applicable, and notice is hereby given that this instrument is executed on behalf of each Fund by an officer or trustee of such Fund in his or her capacity as an officer or trustee of the Fund and not individually and that the obligations of or arising out of this instrument relating to a Fund or a Series are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of such Fund or such Series.

11.14 Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Fund or the Custodian and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or the Custodian a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by the Custodian in connection with an independent third party compliance or other review; provided, however, that such third party is subject to a confidentiality obligation at least as restrictive as that contained in this Agreement; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 11.14 shall survive termination of this Agreement for a period of one (1) year after such termination.

11.15 Information Security.

(a) The Custodian shall notify the Chief Compliance Officer of a Fund by telephone at 312-268-1432, or at such other telephone number as the Fund may provide in writing with explicit reference to this Section 11.15(a) of the Agreement, of any unauthorized access to or use, disclosure, loss or theft of unencrypted non-public personal information from the Custodian’s computer systems, from persons or property under the Custodian’s control, or due to any act or failure to act of the Custodian, which requires notification to affected individuals under applicable law or regulatory guideline (“Security Event”) as soon as practicable after conducting a reasonable inquiry into the circumstances of the incident and determining in accordance with the Custodian’s data security procedures that a Security Event has occurred. In addition, the Custodian will (i) promptly take commercially reasonable measures to prevent any further unauthorized access to or use of or loss or theft of unencrypted personal information or Confidential Information on account of the security breach, (ii) take commercially reasonable measures to prevent a recurrence of the events or circumstances underlying the particular security breach and consider enhancements to the safeguards protecting the personal information or Confidential Information of a Fund and its shareholders, (iii) provide such information and cooperation as may be reasonably requested by law enforcement agencies and regulatory agencies having jurisdiction over the Fund; and (iv) as soon as practicable after a reasonable opportunity to conduct a full investigation of the circumstances of the Security Breach, provide a Fund in writing with a description of the security breach and the actions taken or to be taken by the Custodian pursuant to clauses (i) and (ii) above. The Custodian shall provide such assistance as the Fund may reasonably request to enable the Fund to prepare any shareholder notifications required by applicable law or regulations due to the Security Event. The Custodian agrees that this paragraph shall cover any of its affiliates, subcontractors or agents that obtains access to personal information related to a Fund under this Agreement, and that the Custodian will be liable to the Fund for the compliance of such persons with this provision. This paragraph will survive termination or expiration of the Agreement for so long as the Custodian continues to possess or have access to personal information or Confidential Information related to a Fund or its shareholders.

(b) In the event of any unauthorized access to or use, disclosure, loss or theft of Confidential Information furnished by one party hereunder (“Furnishing Party”) from the computer system of a party which has received Confidential Information hereunder (“Receiving Party”) or from persons or property under the Receiving Party’s control or due to any act or failure to act of the Receiving Party, the Receiving Party shall as promptly as practicable notify the Furnishing Party (in the case of the Fund, the Chief Compliance Officer at the telephone number specified in Section 11.15(a) above; in the case of the Custodian, the Client Service Office); provided, however, no notification under this Section 11.15(b) shall be required where a notification under Section 11.15(a) is required for a Security Event.

(c) The Custodian shall implement and maintain a comprehensive information security program with written policies and procedures reasonably designed to protect the confidentiality, security and integrity of the non-public personal information of a Fund’s current and former shareholders. The information security program will contain administrative, technical and physical safeguards reasonably designed to: (i) protect the security, confidentiality and integrity of such information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to individuals, and (iv) provide for appropriate disposal of such information.

(d) The Custodian shall protect and maintain the confidentiality, security and integrity of any Confidential Information provided to or created by the Custodian by or on behalf of a Fund in the manner provided for under, and otherwise in compliance with, any applicable U.S. federal laws and regulations related to the collection, storage, handling, processing and transfer of the particular Confidential Information, including information regarding individuals.

(e) Upon request by a Fund and payment of any applicable fee, no more than once per year, the Custodian shall provide the Fund with a copy of its current SOC 1 type 2 audit report, prepared in accordance with SSAE 16, for the system utilized by the Custodian to provide the services hereunder.

(f) Upon reasonable request at least 60 days in advance, and subject to the Custodian’s reasonable security requirements and the availability of personnel, the Custodian will, once each calendar year, arrange for relevant subject matter experts of all Funds acting collectively (i) to meet with the relevant subject matter experts of the Custodian to view the Custodian’s written security-related policies and procedures, however, no documentation may be copied, shared, transmitted, transcribed or removed from the room in which it is provided, except as mutually agreed, and (ii) to tour the Custodian’s data processing facilities. The parties shall mutually agree upon a convenient time and place for such events. All nonpublic documentation and information disclosed to a Fund in accordance with this Section 11.15(f) shall be deemed proprietary and confidential information of vendor. A Fund shall not disclose such documentation or information to any third party or use it for any purpose other than evaluating the Custodian’s security controls.

(g) For purposes of Section 11.15, “non-public personal information” means the following information regarding the shareholders and former shareholders of a Fund and any person not a shareholder who submitted such information to the Custodian in an application to open a shareholder account in the Fund, unless defined otherwise in applicable law in which case applicable law shall apply: (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account.

Notwithstanding the foregoing, non-public personal information shall not include information that is lawfully obtained from publicly available sources, or from federal, state or local government records lawfully made available to the general public.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Authorized Signer of: AMG FUNDS AMG FUNDS I AMG FUNDS II AMG FUNDS III ASTON FUNDS		Authorized Officer of: THE BANK OF NEW YORK MELLON

By:		By:
Name:		Name:
Title:		Title:

Address for Notice: AMG Funds LLC 600 Steamboat Road, Suite 300 Greenwich, Connecticut 06830		Address for Notice: The Bank of New York Mellon c/o BNY Mellon Asset Servicing

Attention:	Legal Counsel	Attention:

SCHEDULE I

Portfolios

AMG Funds

AMG Chicago Equity Partners Small Cap Value Fund

AMG GW&K Municipal Bond Fund

AMG GW&K Municipal Enhanced Yield Fund

AMG GW&K Small Cap Core Fund

AMG GW&K Small Cap Growth Fund

AMG Managers Essex Small/Micro Cap Growth Fund

AMG Managers Skyline Special Equities Fund

AMG Renaissance International Equity Fund

AMG Renaissance Large Cap Growth Fund

AMG SouthernSun Small Cap Fund

AMG SouthernSun U.S. Equity Fund

AMG Systematic Large Cap Value Fund

AMG Systematic Mid Cap Value Fund

AMG TimesSquare International Small Cap Fund

AMG TimesSquare Mid Cap Growth Fund

AMG TimesSquare Small Cap Growth Fund

AMG Trilogy Emerging Markets Equity Fund

AMG Trilogy Emerging Wealth Equity Fund

AMG Trilogy Global Equity Fund

AMG Trilogy International Small Cap Fund

AMG Yacktman Focused Fund

AMG Yacktman Fund

AMG Yacktman Special Opportunities Fund

AMG Funds I

AMG FQ Global Risk-Balanced Fund

AMG FQ Tax-Managed U.S. Equity Fund

AMG FQ U.S. Equity Fund

AMG Frontier Small Cap Growth Fund

AMG GW&K Core Bond Fund

AMG Managers Brandywine Advisors Mid Cap Growth Fund

AMG Managers Brandywine Blue Fund

AMG Managers Brandywine Fund

AMG Managers Emerging Opportunities Fund

AMG Managers Real Estate Securities Fund

AMG TimesSquare All Cap Growth Fund

AMG Funds II

AMG Chicago Equity Partners Balanced Fund

AMG GW&K Enhanced Core Bond Fund

AMG Managers High Yield Fund

AMG Managers Intermediate Duration Government Fund

AMG Managers Short Duration Government Fund

AMG Funds III

AMG Managers Bond Fund

AMG Managers Cadence Capital Appreciation Fund

AMG Managers Cadence Emerging Companies Fund

AMG Managers Cadence Mid Cap Fund

AMG Managers Global Income Opportunity Fund

AMG Managers Special Equity Fund

Aston Funds

Aston/Anchor Capital Enhanced Equity Fund

Aston/Barings International Fund

Aston/Cornerstone Large Cap Value Fund

Aston/Doubleline Core Plus Fixed Income Fund

Aston/Fairpointe Focused Equity Fund

Aston/Fairpointe Mid Cap Fund

Aston/Guardian Capital Global Dividend Fund

Aston/Harrison Street Real Estate Fund

Aston/Herndon Large Cap Value Fund

Aston/Lake Partners Lasso Alternatives Fund

Aston/LMCG Emerging Markets Fund

Aston/LMCG Small Cap Growth Fund

Aston/Montag & Caldwell Balanced Fund

Aston/Montag & Caldwell Growth Fund

Aston/Montag & Caldwell Mid Cap Growth Fund

Aston/Pictet International Fund

Aston/River Road Dividend All Cap Value Fund II

Aston/River Road Dividend All Cap Value

Aston/River Road Focused Absolute Value Fund

Aston/River Road Independent Value Fund

Aston/River Road Long-Short Fund

Aston/River Road Select Value Fund

Aston/River Road Small Cap Value Fund

Aston/Silvercrest Small Cap Fund

Aston Small Cap Fund

Aston/TCH Fixed Income Fund

Aston/Value Partners Asia Dividend Fund